File No. 70-8527



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                         POST-EFFECTIVE AMENDMENT NO. 3

                                   TO FORM U-1



                           APPLICATION OR DECLARATION

                                    under the

                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                                    * * *


                        OHIO VALLEY ELECTRIC CORPORATION
              3932 U.S. Route 23, P.O. Box 468, Piketon, Ohio 45661
                  (Name of company filing this statement and addresses of principal executive offices)

                                    * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                   1  Riverside  Plaza,  Columbus,   Ohio  43215  (Name  of  top
                   registered holding company
                     parent of each applicant or declarant)

                                    * * *

                        A. A. Pena, Senior Vice President
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                   1 Riverside Plaza, Columbus, Ohio 43215


                         Susan Tomasky, General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                   1 Riverside Plaza, Columbus,  Ohio 43215 (Names and addresses of agents for service)

      Ohio   Valley   Electric   Corporation   ("OVEC")   hereby   amends  its
Application-Declaration on Form U-1 in File No. 70-8527, as follows:
      1.  By adding the following paragraphs to the end of Item 1:
      "Under the Commission's orders dated December 28, 1994 (Rel. No. 35-26203), December 12, 1996 (Rel. No. 35-26624) and March 4, 1998 (Rel. No.
35-26835) in this file, OVEC was authorized to incur short-term indebtedness through the issuance and sale of notes to banks or other financial institutions in an aggregate amount not to exceed $50,000,000 outstanding at any one time, from time to time through December 31, 2001, as funds may be required, provided that no such notes shall mature later than June 30, 2002. OVEC hereby requests that said authorization be increased to an aggregate amount not to exceed $100,000,000 outstanding at any one time, from time to time through December 31, 2003, as funds may be required, provided that no such notes shall mature later than June 30, 2004.
      The operation of OVEC's generating stations requires the storage of substantial quantities of coal to ensure the availability of power to DOE on a firm basis. To date, OVEC has used a $45-million secured arrangement to finance the cost of the coal supply inventory. However, this arrangement expires on December 29, 1999. OVEC has decided to use short-term debt to finance the coal inventory at its generating stations in lieu of obtaining another secured arrangement. OVEC also uses short-term debt for the purchase of SO2 allowances, material and supplies inventory and for cash management to pay general obligations.
      Notes will mature not more than 270 days after the date of issuance or renewal thereof; provided that no note will mature later than June 30, 2004. Notes will bear interest at an annual rate not greater than the prime commercial rate of Citibank, N.A. (or any successor thereto) in effect from time to time. Such credit arrangements may require the payment of a fee that is not greater than 1/5 of 1% per annum of the size of the line of credit made available by the bank and the maintenance of additional balances of not greater than 20% of the line of credit.
      The maximum effective annual interest cost under any of the above arrangements, assuming full use of the line of credit, will not exceed 125% of the prime commercial rate in effect from time to time, or not more than 10.00% on the basis of a prime commercial rate of 8.0%.
      The proceeds of the short-term debt incurred by OVEC will be added to its general funds and used to pay its general obligations and for other corporate purposes.
      Certificates of notification pursuant to rule 24 would continue to be filed quarterly when there are outstanding borrowings in any quarter."
                                   SIGNATURES
      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 3 to be signed on its behalf by the undersigned thereunto duly authorized.

                                    OHIO VALLEY ELECTRIC CORPORATION


                                    By:  /s/ A. A. Pena
                                          Vice President


Dated: August 26, 1999